Exhibit 5.1

K R A M E R   L E V I N   N A F T A L I S   &   F R A N K E L   LLP

May 11, 2010

General Maritime Corporation
299 Park Avenue
New York, NY  10171

Ladies and Gentlemen:

We have acted as United States counsel to General Maritime Corporation, a company organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the Registration Statement on Form S-4, as amended (File No. 333-166280) (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission, pursuant to which the Company is registering (i) $300,000,000 aggregate principal amount of its 12% Senior Notes due 2017 (the “Series B Notes”) to be exchanged for the Company’s outstanding notes bearing substantially identical terms and in like principal amount (the “Series A Notes”) in a registered exchange offer as contemplated by the Registration Statement (the “Exchange Offer”) and (ii) the guarantees (the “Subsidiary Guarantees”) of each of the subsidiary guarantors listed on Schedule I hereto (the “Subsidiary Guarantors”) of the Series B Notes.  The Series A Notes were issued, and the Series B Notes will be issued, under an Indenture dated as of November 12, 2009, among the Company, the Subsidiary Guarantors parties thereto and The Bank of New York Mellon, as trustee (the “Indenture”).

We have made such inquiries and reviewed such documents and records as we have deemed necessary or appropriate as a basis for our opinion.  We have also relied upon the statements, representations and certificates of officers or other representatives of the Company and GMR Chartering LLC, a New York limited liability company (the “U.S. Subsidiary”), public officials and others.  We have not independently verified the facts so relied on.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Series B Notes and the Subsidiary Guarantees have been duly executed, authenticated, issued and delivered in accordance with the terms and conditions of the Exchange Offer and the Indenture, (i) the Series B Notes will be legally issued and constitute binding obligations of the Company, and (ii) the Subsidiary Guarantee of each Subsidiary Guarantor will be legally issued and constitute the binding obligation of such Subsidiary Guarantor.

In rendering this opinion, we have assumed that (i) the Series B Notes have been duly authorized by the Company, (ii) the Subsidiary Guarantee of each Subsidiary Guarantor other than the U.S. Subsidiary has been duly authorized by each such Subsidiary Guarantor, and (iii) the Indenture has been duly authorized by the Company, each Subsidiary Guarantor other than the U.S. Subsidiary, and the Trustee, and constitutes the binding obligation of the Trustee.

1177 Avenue of the Americas     New York NY 10036-2714     Phone 212.715.9100    Fax 212.715.8000    www.kramerlevin.com

also at 47 Avenue Hoche    75008 Paris France

K R A M E R   L E V I N   N A F T A L I S   &   F R A N K E L   LLP

General Maritime Corporation
May 11, 2010

We express no opinion as to any laws other than the laws of the State of New York and the federal laws of the United States of America that, in each case, in our experience, we recognize are normally applicable to transactions of the type contemplated by the Registration Statement and are not applicable as a result of the particular business, identity or ownership (the “Relevant Laws”).

The opinions expressed herein are based upon the Relevant Laws and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof, and we assume no obligation to revise or supplement this opinion letter should any such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon solely by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act of 1933, as amended.  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

Schedule I

Subsidiary Guarantors	State or Other Jurisdiction of Incorporation

General Maritime Subsidiary Corporation	Marshall Islands
General Maritime Management LLC	Marshall Islands
General Maritime (Portugal) LLC	Marshall Islands
General Maritime (Portugal) Limitada	Portugal
General Maritime Crewing Pte. Ltd.	Singapore
Limited “General Maritime Crewing” (Russia Corporation)	Russia
GMR Agamemnon LLC	Liberia
GMR Ajax LLC	Liberia
GMR Alexandra LLC	Marshall Islands
GMR Argus LLC	Marshall Islands
GMR Chartering LLC	New York
GMR Constantine LLC	Liberia
GMR Daphne LLC	Marshall Islands
GMR Defiance LLC	Liberia
GMR Elektra LLC	Marshall Islands
GMR George T LLC	Marshall Islands
GMR Gulf LLC	Marshall Islands
GMR Harriet G. LLC	Liberia
GMR Hope LLC	Marshall Islands
GMR Horn LLC	Marshall Islands
GMR Kara G LLC	Liberia
GMR Minotaur LLC	Liberia
GMR Orion LLC	Marshall Islands
GMR Phoenix LLC	Marshall Islands
GMR Princess LLC	Liberia
GMR Progress LLC	Liberia
GMR Revenge LLC	Liberia
GMR St. Nikolas LLC	Marshall Islands
GMR Spyridon LLC	Marshall Islands
GMR Strength LLC	Liberia
Arlington Tankers Ltd.	Bermuda
Vision Ltd.	Bermuda
Victory Ltd.	Bermuda
Companion Ltd.	Bermuda
Compatriot Ltd.	Bermuda
Concord Ltd.	Bermuda
Consul Ltd.	Bermuda
Concept Ltd.	Bermuda
Contest Ltd.	Bermuda